Pricing Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-249314

Issuer Free Writing Prospectus dated August 18, 2021

Relating to Preliminary Prospectus Supplement dated August 16, 2021

BAIDU, INC.

Pricing Term Sheets

1.625% Notes due 2027 (the “2027 Notes”)

Issuer:	Baidu, Inc.

Principal Amount:	US$300,000,000

Maturity Date:	February 23, 2027

Coupon (Interest Rate):	1.625%

Public Offering Price:	99.953% of face amount

Ranking:	Senior unsecured

Format:	SEC registered

Listing:	Eligibility letter has been received for the listing and quotation of the 2027 Notes on the Hong Kong Stock Exchange.

Minimum Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof

Yield to Maturity:	1.634%

Spread to Benchmark Treasury:	0.830%

Benchmark Treasury:	0.625% due 07/31/2026

Benchmark Treasury Price and Yield:	99-042 and 0.804%

Interest Payment Dates:	August 23 and February 23, commencing February 23, 2022

Interest Payment Record Dates:	August 8 and February 8

Optional Redemption:

Make Whole Call at any time prior to January 23, 2027 at a redemption price equal to the greater of 100% and a discount rate of the Treasury Yield plus 15 basis points.

Par Call at any time from or after January 23, 2027 at a redemption price equal to 100%.

Trade Date:	August 18, 2021

Settlement Date:	August 23, 2021

CUSIP / ISIN:	056752 AV0 / US056752AV05

Issue Ratings*:	Moody’s: A3; Fitch: A

Issuer Ratings**:	Moody’s: A3; Fitch: A

Joint Bookrunners:	Goldman Sachs (Asia) L.L.C. BofA Securities, Inc. J.P. Morgan Securities LLC China International Capital Corporation Hong Kong Securities Limited

Co-Manager:	BOCOM International Securities Limited

2.375% Notes due 2031 (the “2031 Notes”)

Issuer:	Baidu, Inc.

Principal Amount:	US$700,000,000

Maturity Date:	August 23, 2031

Coupon (Interest Rate):	2.375%

Public Offering Price:	99.523% of face amount

Ranking:	Senior unsecured

Format:	SEC registered

Listing:	Eligibility letter has been received for the listing and quotation of the 2031 Notes on the Hong Kong Stock Exchange.

Minimum Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof

Yield to Maturity:	2.429%

Spread to Benchmark Treasury:	1.130%

Benchmark Treasury:	1.250% due 08/15/2031

Benchmark Treasury Price and Yield:	99-17+ and 1.299%

Interest Payment Dates:	August 23 and February 23, commencing February 23, 2022

Interest Payment Record Dates:	August 8 and February 8

Optional Redemption:

Make Whole Call at any time prior to May 23, 2031 at a redemption price equal to the greater of 100% and a discount rate of the Treasury Yield plus 20 basis points.

Par Call at any time from or after May 23, 2031 at a redemption price equal to 100%.

Trade Date:	August 18, 2021

Settlement Date:	August 23, 2021

CUSIP / ISIN:	056752 AU2/US056752AU22

Issue Ratings*:	Moody’s: A3; Fitch: A

Issuer Ratings**:	Moody’s: A3; Fitch: A

Joint Bookrunners:	Goldman Sachs (Asia) L.L.C. BofA Securities, Inc. J.P. Morgan Securities LLC China International Capital Corporation Hong Kong Securities Limited

Co-Manager:	BOCOM International Securities Limited

*	A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time. Each rating should be evaluated independently of any other rating.
**	See “Risk Factors — Risks Related to the Notes — Our credit ratings may not reflect all risks of your investments in the Notes.” in the preliminary prospectus supplement.

We expect that delivery of the notes will be made against payment thereof on or about the settlement date specified in this communication, which will be the third business day following the date of pricing of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman Sachs & Co., an affiliate of Goldman Sachs (Asia) L.L.C., toll-free at 1-866-471-2526, BofA Securities, Inc., toll-free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533 or China International Capital Corporation Hong Kong Securities Limited at +852-2872-2000.

No PRIIPs Key Information Document (KID) has been prepared as not available to retail in EEA or in the United Kingdom.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.